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Gregory M. Dearlove
Vice President & Chief Financial Officer
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CTG Announces Completion of Valuation of Intangible Assets and
Comments on Expected 2002 Third Quarter Results

BUFFALO, N.Y. - September 16, 2002 - CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced that the independent appraisal of its intangible assets conducted in accordance with the adoption of Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets," has been completed. The Company also revised its guidance for the 2002 third quarter, which ends on September 27, 2002.

Consistent with the estimate provided in its July 15, 2002 news release, CTG will record a pre-tax, non-cash loss for impairment of goodwill of $37.1 million, or $2.19 per diluted share, primarily related to its February 1999 acquisition of healthcare IT services provider, Elumen Solutions. The charge will be effective as of January 1, 2002, the date of CTG's adoption of SFAS No. 142, and be reflected in the Company's 2002 year-to-date financial results when it files its 10-Q report for the 2002 third quarter.

In addition, since the impairment charge has been excluded from the calculations of the Company's debt covenants, CTG will remain in compliance with all covenants of its credit agreements following the recording of this charge. The Company purchased Elumen Solutions for $89 million and since then has paid down the debt associated with the Elumen acquisition from $44.3 million immediately after the acquisition to $13.2 million at the end of the 2002 second quarter.

CTG Chairman and Chief Executive Officer James R. Boldt commented, "This impairment charge reflects lower projected industry growth rates and valuations for providers of healthcare IT services, which were the primary factors considered in the independent appraisal of the value of CTG's intangible assets. While projected industry growth rates for healthcare IT services have declined to 11%, about half the levels of early 1999, the current projected industry growth rate for the healthcare IT sector compares favorably to growth rates in today's general IT services environment. Additionally, CTG's actual annualized growth rate for its healthcare IT practice is currently above 20%, which underscores the strength and prospects for this important niche of our business."

Based on its current level of business activity, CTG expects revenues for the 2002 third quarter will approximate $62 million and that its net income per diluted share for the quarter will be slightly above break-even.

"The adjustment in expected third quarter revenues from the previously forecasted range reflects client delays in new projects," Boldt explained. "This reduction in forecasted revenue is also reflected in our revised earnings per share guidance. We continue to manage costs actively to achieve modest profitability and have made further expense reductions during the quarter. While we are disappointed about these delays, we are now beginning to see those same projects close, which should positively impact our fourth quarter results."

Backed by 36 years' experience, CTG provides IT staffing, application management outsourcing, consulting, and software development and integration solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 2,800 IT professionals based in an international network of offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2001 Form 10-K and Management's Discussion and Analysis section of the Company's 2001 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.